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[LOGO] FRANKLIN COVEY
                                                                        Contact:
                                                           Georgeson Shareholder
                                                             Communications Inc.
    2200 West Parkway Boulevard                                   (800) 223-2064
  Salt Lake City, Utah  84119-2331
        www.franklincovey.com
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                      FRANKLIN COVEY ANNOUNCES TENDER OFFER
                    FOR 7.3 MILLION SHARES AT $6.00 PER SHARE

SALT LAKE CITY, UTAH (NYSE: FC) - November 26, 2001 - Franklin Covey, a leading global learning and performance solutions firm, today announced its tender offer for up to 7,333,333 shares of its outstanding common stock for $6.00 per share. The offer will be open through Midnight, Eastern Time, December 21, 2001. Holders will have until then, unless the offering period is extended by Franklin Covey, to tender their shares to the Depositary or to withdraw previously tendered shares. Shares can only be tendered under cover of the Letter of Transmittal which will be sent to Franklin Covey stockholders.

The tender offer is not conditioned on any minimum number of shares being tendered. It is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the completion of the pending sale of Franklin Covey's wholly-owned subsidiary, Premier Agendas, Inc. Franklin Covey has retained ThinkEquity Partners LLC and Georgeson Shareholder Securities Corporation to act as Dealer Managers, Georgeson Shareholder Communications Inc. to act as Information Agent and Alpine Fiduciary Services, Inc. to act as Depositary in connection with the tender offer.

FRANKLIN COVEY'S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER FRANKLIN COVEY NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ITS STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

This press release is not an offer to purchase nor a solicitation of an offer to sell shares of Franklin Covey. Holders of common stock will receive, or can request copies of, the Offer to Purchase and the Letter of Transmittal and are advised to read these documents carefully because they contain important information about the tender offer. The information required to be disclosed in response to Rule 13e-4(d)(1) of the Exchange Act is incorporated herein by this reference from the Offer to Purchase and related documents. The Offer to Purchase and other documents filed by the Company in connection with the tender offer are available for free at the website of the Securities and Exchange Commission (WWW.SEC.GOV) or from the Information Agent. Franklin Covey will be mailing the offer to purchase, the transmittal letter and accompanying documents to its stockholders. Stockholders who do not receive a copy or who wish to request a copy of the tender offer documents should contact the Information Agent, Georgeson Shareholder Communications Inc., at (800) 223-2064. The offer to purchase shares will not be made to, and tenders will not be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the offer to purchase would violate that jurisdiction's laws.

ABOUT FRANKLIN COVEY CO.
Franklin Covey Co. is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 80 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small- and mid-sized businesses, as well as numerous government entities. Organizations and professionals access Franklin Covey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 160 retail stores, WWW.FRANKLINCOVEY.COM and WWW.FRANKLINPLANNER.COM. More than 3,500 Franklin Covey associates provide professional services and products in 44 offices in 38 countries.